Exhibit 4.3

SERIES A WARRANT

RUTHIGEN, inc.

Warrant Shares: [*]
Series B Warrants: [*]	Issue Date: _____________

THIS SERIES A WARRANT (the “Warrant”) certifies that, for value received, _____________ (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date and on or prior to the close of business on the two (2) year anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Ruthigen, Inc., a Delaware corporation (the “Company”), up to [*] shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and Series B Warrants to purchase up to [*] shares of Common Stock (“Series B Warrant”)[equal to the number of Warrants Shares]. The initial number of Warrant Shares and Series B Warrants shall be an amount to equal to the number of shares of Common Stock the Holder has purchased from the Company on the Issue Date (rounded (up or down) to the nearest whole Warrant Share). The purchase price of one share of Common Stock and one Series B Warrant under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.            Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Warrant Agent Agreement between the Company and VStock Transfer, LLC (the “Warrant Agent”), dated as of March ____, 2014 (the “Warrant Agent Agreement”).

Section 2.             Exercise.

a)          Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery (whether via facsimile or otherwise) to the Warrant Agent or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company or the Warrant Agent of a duly executed copy of the Notice of Exercise form annexed hereto. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Within two (2) Trading Days following an exercise of this Warrant as aforesaid (the “Price Delivery Date”), the Holder shall deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares and Series B Warrants thereby purchased, payable to the order of the Company, by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the Cashless Exercise procedure specified in Section 2(c) below. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company or the Warrant Agent until the Holder has purchased all of the Warrant Shares and Series B Warrants available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Warrant Agent for cancellation within three (3) Trading Days after the date the final Notice of Exercise is delivered to the Warrant Agent. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares and Series B Warrants available hereunder shall have the effect of lowering the outstanding number of Warrant Shares and Series B Warrants purchasable hereunder in an amount equal to the applicable number of Warrant Shares and Series B Warrants purchased. The Holder and the Company or the Warrant Agent shall maintain records showing the number of Warrant Shares and Series B Warrants purchased and the date of such purchases. The Company or the Warrant Agent shall deliver any objection to any Notice of Exercise form within 2 Business Days of receipt of the applicable Notice of Exercise. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares and Series B Warrants hereunder, the number of Warrant Shares and Series B Warrants available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)          Exercise Price. The exercise price per combination of one share of the Common Stock and one Series B Warrant under this Warrant shall be $_______[100% of the IPO Price], subject to adjustment as provided hereunder (the “Exercise Price”).

c)          Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Warrant Shares and the Series B Warrants to the Holder, then this Warrant may only be exercised, in whole or in part, at such time by means of a “cashless exercise” (a “Cashless Exercise”). In no event will the Company be required to net cash settle the Warrant exercise. In a Cashless Exercise, the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the Trading Day immediately prior to the date on which Holder elects to exercise this Warrant by means of a Cashless Exercise, as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise at the Exercise Price rather than a Cashless Exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the OTC Markets Group, Inc. (or any successors to any of the foregoing).

Additionally, upon such cashless exercise, the Holder shall receive a Series B Warrant to purchase a number of shares of Common Stock equal to such number of Warrant Shares being exercised.

d)            Mechanics of Exercise.

i.             Delivery of Warrant Shares and Series B Warrants Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective Registration Statement permitting the issuance of the Warrant Shares to Holder or (B) this Warrant is being exercised via Cashless Exercise, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after (A) receipt by the Warrant Agent of the Notice of Exercise and (B) receipt by the Warrant Agent of payment of the aggregate Exercise Price (such date, the “Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised upon delivery of the Notice of Exercise and payment of the Exercise Price to the Warrant Agent. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised. Notwithstanding anything else to the contrary in this Warrant, if the Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares to be purchased upon exercise of this Warrant by the applicable Price Delivery Date as set forth in Section 2(a) hereof, the Company will not obligated to deliver or cause the Warrant Agent to deliver any such Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended by one day for each day (or part thereof) that after the Price Delivery Date until such payment is delivered to the Warrant Agent.

The Series B Warrants shall be issuable in book entry form. All of the Series B Warrants shall initially be represented by one or more book-entry warrant certificates deposited with the Warrant Agent and registered in the name of the registered Holder.

ii.             Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall (or shall direct the Warrant Agent to), at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.            Rescission Rights. If the Company fails to cause the Warrant Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then, the Holder will have the right to rescind such exercise.

iv.           Compensation for Buy-In on Failure to Timely Deliver Warrant Shares and B Warrants Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Warrant Agent to transmit to the Holder the Warrant Shares and B Warrants pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock or B Warrants to deliver in satisfaction of a sale by the Holder of the Warrant Shares or B Warrants which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (or shall direct the Warrant Agent to), within five (5) Trading Days after the Holder’s request, either (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock or B Warrants so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares or B Warrants, as applicable, that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares and B Warrants for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to Holder the number of shares of Common Stock and B Warrants that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.

Notwithstanding the forgoing, the Company shall not be required to make the payments set forth herein if the Holder fails to timely file request with DTC to receive such Warrant Shares via the Deposit Withdrawal at Custodian system.

v.             No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall (or shall direct the Warrant Agent to), at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round (up or down) to the nearest whole share.

vi.            Charges, Taxes and Expenses. Issuance of Warrant Shares and B Warrants shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares or B Warrants, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares and B Warrants shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares and/or B Warrants are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company or the Warrant Agent may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

vii.           Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e)              Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that the Holder or any of its affiliates would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant (the “Maximum Percentage”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of Warrant Shares which are subject to the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) exercise of the remaining, unexercised portion of this Warrant and beneficially owned by the Holder or any of its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or any of its affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained herein. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be exercisable (as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined by the Holder, and the Company shall have no responsibility for determining the accuracy of the Holder’s determination. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Warrant.

f)              Call Provision. Subject to the provisions of Section 2(d) and this Section 2(f), if, after the effective date of the Registration Statement on Form S-1 (Registration No. 333-190476) (the “Effective Date”), the Fair Market Price for each of 20 consecutive Trading Days (the “Measurement Period,” which 20 consecutive Trading Day period shall not have commenced until after the Effective Date) exceeds $______1 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the Issue Date), then the Company may, within three (3) Trading Days of the end of such Measurement Period, call for cancellation of all or any portion of this Warrant for which a Notice of Exercise has not yet been delivered (such right, a “Call”) for consideration equal to $.0001 per Warrant. To exercise this right, the Company must deliver to the Holder an irrevocable written notice (a “Call Notice”), indicating therein the portion of unexercised portion of this Warrant to which such notice applies. If the conditions set forth below for such Call are satisfied from the period from the date of the Call Notice through and including the Call Date (as defined below), then any portion of this Warrant subject to such Call Notice for which a Notice of Exercise shall not have been received by the Call Date will be cancelled at 6:30 p.m. (New York City time) on the tenth Trading Day after the date the Call Notice is received by the Holder (such date and time, the “Call Date”). Any unexercised portion of this Warrant to which the Call Notice does not pertain will be unaffected by such Call Notice. In furtherance thereof, the Company covenants and agrees that it will honor all Notices of Exercise with respect to Warrant Shares subject to a Call Notice that are tendered through 6:30 p.m. (New York City time) on the Call Date. The parties agree that any Notice of Exercise delivered following a Call Notice which calls less than all the Warrants shall first reduce to zero the number of Warrant Shares subject to such Call Notice prior to reducing the remaining Warrant Shares available for purchase under this Warrant. For example, if (A) this Warrant then permits the Holder to acquire 100 Warrant Shares, (B) a Call Notice pertains to 75 Warrant Shares, and (C) prior to 6:30 p.m. (New York City time) on the Call Date the Holder tenders a Notice of Exercise in respect of 50 Warrant Shares, then (x) on the Call Date the right under this Warrant to acquire 25 Warrant Shares will be automatically cancelled, (y) the Company, in the time and manner required under this Warrant, will have issued and delivered to the Holder 50 Warrant Shares in respect of the exercises following receipt of the Call Notice, and (z) the Holder may, until the Termination Date, exercise this Warrant for 25 Warrant Shares (subject to adjustment as herein provided and subject to subsequent Call Notices). Subject again to the provisions of this Section 2(f), the Company may deliver subsequent Call Notices for any portion of this Warrant for which the Holder shall not have delivered a Notice of Exercise. Notwithstanding anything to the contrary set forth in this Warrant, the Company may not deliver a Call Notice or require the cancellation of this Warrant (and any such Call Notice shall be void), unless, from the beginning of the Measurement Period through the Call Date, (1) the Company shall have honored in accordance with the terms of this Warrant all Notices of Exercise delivered by 6:30 p.m. (New York City time) on the Call Date, and (2) a registration statement shall be effective for the issuance of all Warrant Shares to the Holder, (3) there is a sufficient number of authorized shares of Common Stock for issuance of all shares under the A Warrants and the B Warrants, and (4) the Common Stock shall be listed or quoted for trading on the Trading Market. The Company’s right to call the Warrants under this Section 2(f) shall be exercised ratably among the Holders based on each Holder’s initial purchase of Warrants.

 1 150% of the then Exercise Price.

Section 3.             Certain Adjustments.

a)  Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or the Series B Warrants), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company (collectively with the actions described in (i), (ii), (iii) and (iv), a “Share Reorganization”), then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification, but if the Company shall legally abandon any such dividend, distribution, subdivision, combination or reclassification prior to effecting such action, no adjustment shall be made pursuant to this Section 3(a) in respect of such action.

b) Subsequent Equity Sales. If the Company at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than (i) the Fair Market Price per share and (ii) the IPO Price per share (such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then in each case, the Exercise Price (abbreviated as EP0 below) shall be reduced (and only reduced) based on the following formula:

EP’= EP0 * (OS + X) / (OS + Y) where:

EP’ = the reduced Exercise Price in effect immediately on and after such Dilutive Issuance;

EP0 = the Exercise Price in effect immediately prior to such issuance or sale;

OS = the number of shares of Common Stock outstanding immediately before such Dilutive Issuance;

X = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable in the Dilutive Issuance (i) in respect of such shares of Common Stock issued or sold (in the case of an issuance or sale of Common Stock) or (ii) in respect of the shares of Common Stock issuable upon exercise, conversion or exchange of the Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) in the Dilutive Issuance divided by (B) the Fair Market Price immediately before such Dilutive Issuance; and

Y = (i) the total number of shares of Common Stock issued (in the case of an issuance or sale of Common Stock) or (ii) the total number of shares of Common Stock issuable upon exercise, conversion or exchange of Common Stock Equivalents issued or sold (in the case of an issuance or sale of Common Stock Equivalents) in the Dilutive Issuance.

Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the fifth Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”); provided, however, that no such notice will be required if the Company has publicly disclosed such Dilutive Issuance on a Current Report on Form 8-K filed on EDGAR and clearly specified the reduced Exercise Price applicable to this Warrant as a result of such Dilutive Issuance. For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the reduced Exercise Price (as calculated only by using the above formula) regardless of whether the Holder accurately refers to the reduced Exercise Price in the Notice of Exercise. “Exempt Issuance” means the issuance by the Company of (a) shares of Common Stock, options or other equity based awards to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issue Date, provided that such securities have not been amended since the Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions (including, without limitation, sponsored research, collaboration, licensing, development, distribution, marketing or similar arrangement or alliance) approved by a majority of the disinterested directors of the Company, but shall not, for the purposes of this clause (c), include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, or (d) securities issued or issuable to parties providing leases, credit lines or similar transactions pursuant to debt financing or commercial arrangements approved by a majority of the disinterested directors of the Company. “IPO Price” means the initial public offering price of the Company’s combination of one share of Common Stock and one Series A Warrant. “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Fair Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b)  if the OTC Bulletin Board is not a Trading Market, the closing price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

c)   Intentionally Omitted.

d)   Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Any such payment of such amount of such Alternative Consideration shall be made in the same form of consideration (whether securities, cash or property) as is given to the holders of Common Stock in such Fundamental Transaction, and if multiple forms of consideration are given, the consideration shall be paid to the Holder in the same proportion as such consideration is paid to the holders of Common Stock. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 3(c).

e)  Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest whole share, as the case may be. For purposes of this Section 3, any calculation of the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall not include treasury shares, if any. Notwithstanding anything to the contrary in this Section 3, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided however, that any adjustments which by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment. In any case in which this Section 3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, if Holder exercises this Warrant after such record date, the Company may elect to defer, until the occurrence of such event, the issuance of the shares of Common Stock and other capital stock of the Company in excess of the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that in such case the Company or the Warrant Agent shall deliver to Holder a due bill or other appropriate instrument evidencing Holder’s right to receive such additional shares and/or other capital securities upon the occurrence of the event requiring such adjustment.

f)  Notice to Holder.

i.             Adjustment to Exercise Price. Whenever the Exercise Price or number of Warrant Shares is adjusted pursuant to any provision of this Section 3, the Company shall (or cause the Warrant Agent to) promptly mail to the Holder a notice setting forth the Exercise Price and number of Warrant Shares after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.             Notice to Allow Exercise by Holder. After the Issue Date and on or prior to the Termination Date, if (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.             Transfer of Warrant.

a)          Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon delivery of this Warrant (or delivery of the book-entry warrant certificate representing this Warrant) at the principal office of the Company or the Warrant Agent (or other designated agent), together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)          New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company or the Warrant Agent (or other designated agent), together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver (or cause the Warrant Agent to deliver) a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)          Warrant Register. This Warrant shall be issuable in book entry form (the “Book-Entry Warrant Certificate”) and shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Warrant Agent and registered in the name of the Holder, or as otherwise directed by the Warrant Agent. Ownership of beneficial interests in this Warrant shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Warrant Agent (the “Warrant Register”). The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.

Section 5.             Miscellaneous.

a)           No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2.

b)          Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company or the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (including, posting a bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver (or cause the Warrant Agent to deliver) a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)           Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)          Authorized Shares; Registration.

The Company covenants that, during the period the Warrant is outstanding, it will maintain the effectiveness of the Registration Statement such that the Holder may exercise this Warrant to receive registered shares of Common Stock and registered Series B Warrants (and the shares of Common Stock underlying the Series B Warrants). The Company further covenants that it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitations on exercise contained herein). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)           Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

f)           Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

g)          Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Warrant Agent Agreement.

h)          Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)           Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to seek specific performance of its rights under this Warrant. The Company agrees that monetary damages may not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)            Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k)          Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l)            Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)          Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

RUTHIGEN, inc.

By:
Name:
Title: Chief Financial Officer

NOTICE OF EXERCISE

To:	RUTHIGEN, inc.

(1)  The undersigned hereby elects to purchase ________ Warrant Shares and Series B Warrants to purchase shares of Common Stock of the Company in an amount equal to the number of the Warrant Shares, pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)  Payment shall take the form of (check applicable box):

☐  in lawful money of the United States; or

☐  (if permitted) the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the Cashless Exercise procedure set forth in subsection 2(c).

(3)  Please issue said Warrant Shares and Series B Warrants in the name of the undersigned or in such other name as is specified below:

The Warrant Shares and the Series B Warrants shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]

Name of Investing Entity: __________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: ____________________________________________________

Name of Authorized Signatory: ______________________________________________________________________

Title of Authorized Signatory: _______________________________________________________________________

Date: __________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever.